N-SAR FILING 06/30/2001
PROTECTIVE INVESTMENT COMPANY
770) Transactions effected pursuant to Rule 10f-3

Fund   Capital Growth

Date    2/7/01

Transaction  Purchase

Number of Shares    22,528

Company     KPMG Consulting, Inc.


Fund    International Equity

Date     5/22/01

Transaction    Purchase

Number of Shares   4,100

Company     Industria de Diserio Textil, SA